Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806
Pricing Supplement No. W20 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada $2,691,000
Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to the S&P 500® Index, due June 2, 2015

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. The securities are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement and prospectus each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.
Valuation Date:	May 26, 2015, subject to postponement as described below.
Maturity Date:	June 2, 2015, subject to postponement as described below.
Trade Date:	November 29, 2011
Original Issue Date:	December 2, 2011
Interest:	We will not pay you interest during the term of the securities.
Index:	The return on the securities is linked to the performance of the S&P 500® Index, which we refer to as the Index.
Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the level of the Index based on the final Index level relative to the initial Index level (calculated as described in this pricing supplement), and whether or not the final Index level is below the buffer level.

(i) If the final Index level is greater than the initial Index level, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus an upside payment equal to 1.5 times the percentage increase of the level of the Index times $1,000.00. The upside payment will not exceed the amount of $460.00 per security, which will result in a maximum maturity payment amount per security of $1,460.00 .

(ii) If the final Index level is equal to or less than the initial Index level, but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

(iii) If the final Index level is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000.00 per security minus an amount equal to the product of (i) $1,000 and (ii) the decline of the Index level in excess of the buffer level (expressed as a percentage of the initial Index level), and you will lose up to 90% of your principal.

Initial Index Level:	1,195.19, which is the closing level of the Index on the trade date.
Final Index Level:	The closing level of the Index on the valuation date.
Buffer Level:	1,075.67, which is 90% of the initial Index level.
Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008TYQ1
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  Neither Wells Fargo Securities, LLC nor any of its affiliates will have any liability to purchasers of the securities in the event Royal Bank of Canada defaults on the securities.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-16.  Defined terms used in this cover page are defined in “Specific Terms of the Securities.”

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-11.
	Per Security	Total
Public Offering Price	$1,000.00	$2,691,000.00
Underwriting Discount and Commission (1)	$22.50	$60,547.50
Proceeds to Royal Bank of Canada	$977.50	$2,630,452.50•
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commissions and the structuring and development costs total $41.52 per $1,000 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
None of the Securities and Exchange Commission (SEC), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is November 29, 2011

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to the S&P 500® Index, due June 2, 2015 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on June 2, 2015. The return on the securities will be linked to the performance of the S&P 500® Index, which we refer to as the Index. The securities will not bear interest and no other payments will be made until maturity.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-16.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

No, the securities do not guarantee any return of principal at maturity. If the final Index level is less than the initial Index level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the final Index level is below the buffer level, you will lose up to 90% of your principal.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the level of the Index calculated based on the final Index level (as defined below) relative to the initial Index level (as defined below), and whether or not the final Index level is below the buffer level (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

•	If the final Index level is greater than the initial Index level, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Upside Payment.

The Upside Payment is equal to 1.5 times the Index percentage increase times $1,000.00. However, in no event may the Upside Payment exceed the amount of $460.00 per security, which will result in a maximum maturity payment amount per security of $1,460.00 (the maximum maturity payment amount). The Index percentage increase is equal to the percentage increase in the level of the Index from the initial Index level to the final Index level, and can be expressed by the following formula:

(final Index level – initial Index level)
initial Index level

•	If the final Index level is equal to or less than the initial Index level, but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

•	If the final Index level is less than the buffer level, the maturity payment amount per security will equal:

$1,000 -	($1,000 Í	buffer level – final Index value initial Index value	)

If the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities, and you will lose up to 90% of your principal. If the final Index level is zero, the maturity payment amount will be $100.00 per security and you will lose 90% of your principal.

The initial Index level is 1,195.19, which is the closing level of the Index on the trade date.

The buffer level will equal 90% of the initial Index level.

The final Index level will be determined by the calculation agent and will be the closing level of the Index on the valuation date.

The valuation date is May 26, 2015. However, if that day occurs on a day that is not a trading day (as defined on page PS-20) or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of the postponement.

The closing level on any trading day will equal the official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor (as defined below) or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities—Discontinuation of the Index; Adjustments to the Index” below.

You should understand that the opportunity to benefit from the possible increase in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 46% over the principal amount of the securities. If the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases below the buffer level, you will lose up to 90% of your principal.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on hypothetical final Index levels and the following terms of the securities (the numbers appearing in the examples below have been rounded for ease of analysis):

Initial Index level: 1,195.19

Buffer level: 1,075.67

Maximum maturity payment amount: $1,460.00

Example 1—The hypothetical final Index level is 70.00% of the initial Index level, which is below the buffer level:

Hypothetical final Index level: 836.63

Maturity payment amount	=	$1,000 - [$1,000 Í	(	buffer level –final Index level	)	]
(per security)				initial Index level

=	$1,000 - [$1,000 Í	(1,075.67 – 836.63)	] =$800
1,195.19

Since the hypothetical final Index level is less than the initial Index level and below the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security minus $1,000 times the difference between the buffer level and the final Index level, divided by the initial Index level, and you would lose some of your principal. Although the Index level declined by 30.00% from the initial Index level to the hypothetical final Index level, your total cash payment at maturity would be $800.00 per security, representing a 20.00% loss of the principal amount of your securities.

Example 2—The hypothetical final Index level is 95.00% of the initial Index level, which is below the initial Index level, but above the buffer level:

Since the hypothetical final Index level is less than the initial Index level but greater than the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.

Example 3—The hypothetical final Index level is 110.00% of the initial Index level:

Hypothetical final Index level: 1,314.71

Upside Payment = 1.5 × Index percentage increase × $1,000.00

= 1.5 Í	(1,314.71 – 1,195.19)	Í $1,000.00	= $150.00
1,195.19
Maturity payment amount (per security) = $1,000.00 + Upside Payment
=	$1,000.00 +	$150.00	= $1,150.00

Since the hypothetical final Index level is greater than the initial Index level, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the level of the Index times $1,000.00, subject to the maximum maturity payment amount of $1,460.00. As the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $1,150.00 per security, your maturity payment amount would not be subject to the maximum maturity payment amount of $1,460.00 per security. Your total cash payment at maturity would be $1,150.00 per security, representing a 15.00% total return.

Example 4—The hypothetical final Index level is 140.00% of the initial Index level: Hypothetical final Index level: 1,673.27 Upside Payment = 1.5 × Index percentage increase × $1,000.00

= 1.5 Í	(1,673.27 – 1,195.19)	Í $1,000.00	= $600.00
1,195.19

Maturity payment amount (per security) = $1,000.00 + Upside Payment

=	$1,000.00 +	$600.00	= $1,600.00	> $1,460.00

Since the hypothetical final Index level is greater than the initial Index level, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the level of the Index times $1,000.00, subject to the maximum maturity payment amount of $1,460.00. Although the calculation of the maturity payment amount without taking into account the maximum maturity payment amount would generate a result of $1,600.00 per security, your maturity payment amount would be limited to $1,460.00 per security, representing a 46% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table is based on the maximum maturity payment amount of $1,460.00, the initial Index level of 1,195.19 and a range of hypothetical final Index levels and illustrates:

•	the percentage change from the initial Index level to the hypothetical final Index level;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical total rate of return to beneficial owners of the securities.

The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Index level as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Index Level		Percentage Change from the Initial Index Level to the Hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Total Rate of Return on the Securities
597.60		-50.00%	$600.00	-40.00%
657.35		-45.00%	$650.00	-35.00%
717.11		-40.00%	$700.00	-30.00%
776.87		-35.00%	$750.00	-25.00%
836.63		-30.00%	$800.00	-20.00%
896.39		-25.00%	$850.00	-15.00%
956.15		-20.00%	$900.00	-10.00%
1,015.91		-15.00%	$950.00	-5.00%
1,075.67	(2)	-10.00%	$1,000.00	0.00%
1,135.43		-5.00%	$1,000.00	0.00%
1,195.19	(3)	0.00%	$1,000.00	0.00%
1,254.95		5.00%	$1,075.00	7.50%
1,314.71		10.00%	$1,150.00	15.00%
1,374.47		15.00%	$1,225.00	22.50%
1,434.23		20.00%	$1,300.00	30.00%
1,493.99		25.00%	$1,375.00	37.50%
1,553.75		30.00%	$1,445.00	44.50%
1,613.51		35.00%	$1,460.00	46.00%
1,673.27		40.00%	$1,460.00	46.00%
1,733.03		45.00%	$1,460.00	46.00%
1,792.79		50.00%	$1,460.00	46.00%

(1)	Based on the maximum maturity payment amount of $1,460.00.

(2)	This is the buffer level.

(3)	This is the initial Index level.

The following graph sets forth the return at maturity for a range of hypothetical final Index levels, based on the maximum maturity payment amount of $1,460.00 per $1,000.00 security (46% over the principal amount) and the initial Index level of 1,195.19.

Return Profile of Growth Securities with Capped Upside vs. the Index

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the Index, who believe that the Index level will increase over the term of the securities, and who want to participate in 1.5 times the possible appreciation of the Index (measured by the percentage change in the level of the Index based on the final Index level relative to the initial Index level), subject to the maximum maturity payment amount of 46% over the principal amount of the securities; who understand that, if the final Index level is less than the initial Index level, they will lose money on their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk up to 90.00% of their investment.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to downside performance risk of the Index. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the level of the Index, dividend yields of the common stocks underlying the Index, the time remaining to maturity of the securities, interest rates and the volatility of the Index. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors—Many factors affect the market value of the securities” on page PS-12.

Who publishes the Index and what does the Index measure?

The S&P 500® Index (the Index) is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market and is published by Standard & Poor’s Financial Services LLC (the Index Sponsor or S&P). The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Index. For a discussion of the Index, see “S&P 500® Index” beginning on page PS-22.

How has the Index performed historically?

You can find a table with the high, low and period-end closing levels of the Index during each calendar quarter from calendar year 2001 to the present, in the section entitled “S&P 500® Index— Historical Closing Levels of the Index” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Index as an indication of how the Index will perform in the future.

What are the United States federal income tax consequences of investing in the securities?

The terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all  tax purposes as pre-paid cash-settled derivative contracts in respect of the Index. If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors—There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-11.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Index or the common stocks included in the Index. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2010, as amended, filed with the SEC and incorporated by reference herein. See the categories of risks identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of up to 90% of your principal

We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level, and whether or not the final Index level is below the buffer level. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Index level is less than the buffer level, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the level of the Index decreases below the buffer level, you will lose up to 90% of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level, and whether or not the final Index level falls below the buffer level.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the common stocks underlying the Index

You should understand that the opportunity to participate in the possible appreciation in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 46% over the principal amount of the securities. Although any positive return on the securities is based on 1.5 times the Index percentage increase times $1,000, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,460.00 per security.

Owning the securities is not the same as owning the common stocks underlying the Index

The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the Index for a similar period. First, because the maturity payment amount will be determined based on the performance of the Index, which is a price-return index, the return on the securities will not take into account the value of any dividends that may be paid on the common stocks underlying the Index. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the common stocks underlying the Index, nor will you have voting rights or any other rights that holders of those common stocks may have. Even if the level of the Index increases above the initial Index level during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Index. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date

The payment at maturity will be based on the level of the Index only on the valuation date. Therefore, for example, if the closing level of the Index decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the closing level of the Index prior to that decrease. Although the actual level of the Index on the maturity date or at other times during the term of the securities may be higher than the Index level on the valuation date, you will not benefit from the closing level of the Index at any time other than the valuation date.

Many factors affect the market value of the securities

The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the Index level during the term of the securities exceeds or does not exceed the initial Index level. If you choose to sell your securities when the level of the Index exceeds the initial Index level, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Index will continue to fluctuate until the final Index level is determined. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;

•	interest rates in the U.S. market;

•	the dividend yields of the common stocks included in the Index;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	changes that affect the Index, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Index.

The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada. The securities will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities. Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities. The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates. None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to make payments on the securities in the event Royal Bank of Canada defaults on the securities.

Changes that affect the Index will affect the market value of the securities and the maturity payment amount

The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the common stocks underlying the Index and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index could affect the level of the Index, the maturity payment amount, and the market value of the securities prior to maturity. The amount payable on the securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the securities. If events such as these occur, or if the level of the Index is not available on the valuation date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the Index — and thus the maturity payment amount — in its sole discretion.

We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor

We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the securities. Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Index, and therefore, the level of the Index. The Index Sponsor has no obligation of any sort with respect to the securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities

The trading prices of the common stocks underlying the Index will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the common stocks underlying the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-29, we, through one or more hedging counterparties, may hedge our obligations under the securities by purchasing common stocks underlying the Index, futures or options on the Index or common stocks underlying the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the level of the Index or trading prices of common stocks underlying the Index, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the Index and/or the level of the Index and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the Index or the common stocks underlying the Index that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks underlying the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks underlying the Index. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The offering of the securities does not reflect any investment or sell recommendations as to the Index or the securities underlying the Index by us, Wells Fargo Securities, LLC or our respective affiliates.

The calculation agent may postpone the valuation date and, therefore, determination of the final Index level and the maturity date if a market disruption event occurs on the valuation date

The valuation date and, therefore, determination of the final Index level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Index. If a postponement occurs, the calculation agent will use the closing level of the Index on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Index level. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the valuation date. See “Specific Terms of the Securities—Valuation Date” on page PS-16.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affects the Index. Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Significant aspects of the tax treatment of the securities are uncertain

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.  Copies are also available for inspection at the offices of the Trustee.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00 per security

Aggregate Principal Amount:	$2,691,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Trade Date:	November 29, 2011

Original Issue Date:	December 2, 2011

Maturity Date:
June 2, 2015, subject to postponement as described below. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of that postponement.

Valuation Date:
May 26, 2015. However, if that day occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the final Index level will nevertheless be determined as set forth on the next page under “—Closing Level of the Index”. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Index:	The return on the securities is linked to the performance of the S&P 500® Index (the Index).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the level of the Index based on the final Index level relative to the initial Index level, and whether or not the final Index level is below the buffer level.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the final Index level is greater than the initial Index level, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Upside Payment. However, in no event will the Upside Payment exceed the amount of $460.00 per security, which will result in a maximum maturity payment amount per security of $1,460.00.

•      If the final Index level is equal to or less than the initial Index level but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

•      If the final Index level is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000 minus an amount equal to the product of (i) $1,000 and (ii) the decline of the level of the Index in excess of the buffer level (expressed as a percentage of the initial Index level), and you will lose up to 90% of your principal.

If the final Index level is less than the buffer level, you will lose up to 90% of your principal. If the final Index level is zero, the maturity payment amount will be $100.00 per security.

Initial Index Level:	1,195.19, which is the closing level of the Index on the trade date.

Final Index Level:	The closing level of the Index on the valuation date, as determined by the calculation agent.

Buffer Level:	1,075.67, which is 90% of the Initial Index Level.

Closing Level of the Index:
The official closing level of the Index or any successor index (as defined under “—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “—Discontinuation of the Index; Adjustments to the Index” below.

Upside Payment:
1.5 times the Index percentage increase times $1,000.00. However, in no event will the Upside Payment exceed $460.00 per security, which will result in a maximum maturity payment amount per security of $1,460.00 (the maximum maturity payment amount).

Index Percentage Increase:	The percentage increase in the level of the Index from the initial Index level to the final Index level, and can be expressed by the following formula:

final Index level – initial Index level
initial Index level

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange (such as defined below) fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

•      a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•     an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•      an early closure; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (i) the portion of the level of the Index attributable to that security and (ii) the overall level of the Index, in each case immediately before the occurrence of that market disruption event.

A trading disruption means any suspension of or limitation imposed on trading by an exchange or any related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20 percent or more of the level of the Index or (ii) in options contracts or futures contracts relating to the Index on any related exchange.

An exchange disruption means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20 percent or more of the level of the Index or (ii) effect transactions in options contracts or futures contracts relating to the Index on any relevant related exchange.

An early closure means the closure on any exchange business day of any exchange relating to securities that compose 20 percent or more of the level of the Index or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on that exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that exchange business day.

An exchange means the primary organized exchange or quotation system for trading any securities included in the Index and any successor to that exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such securities on that substitute exchange or quotation system as on the original exchange).

An exchange business day means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding that exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the Index on that temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of/Adjustments to the Index:
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a successor index), then the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the final Index level as described above under “—Closing Level of the Index”.

If the Index Sponsor discontinues publication of the Index and:

•      the calculation agent does not select a successor index, or

•      the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the level of the Index before any discontinuation but using only those securities that were included in the Index prior to that discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to begin republishing the Index, unless the calculation agent in its sole discretion decides to use the republished Index.

If the Index Sponsor discontinues publication of the Index before the valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final Index level, or

•      a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of the Index or the successor index changes in any material respect, or if the Index or successor index is in any other way modified so that the level of the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in The City of New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or the successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or the successor index, as so adjusted. Accordingly, if the method of calculating the Index or a successor index is modified and has a dilutive or concentrative effect on the level of that index e.g., due to a split, then the calculation agent will adjust that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Index or any successor index or as to modifications, adjustments or calculations by the Index Sponsor or any successor index sponsor in order to arrive at the level of the Index or any successor index.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	Any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)         which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)           the due date for payment thereof, or

(b)           if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following that failure to pay. The rate will be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

S&P 500® INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section above entitled “Specific Terms of the Securities—Discontinuation of/Adjustments to the Index.” None of us, Wells Fargo Securities, LLC or RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 29, 2011, 403 companies included in the Index traded on the New York Stock Exchange, and 97 companies included in the Index traded on The NASDAQ Stock Market. On November 29, 2011, the average market capitalization of the companies included in the Underlying Asset was $21.77 billion. As of that date, the largest component of the Underlying Asset had a market capitalization of $374.04 billion, and the smallest component of the Underlying Asset had a market capitalization of $.82 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index, with the approximate percentage of the market capitalization of the Index included in each group as of November 29, 2011, indicated in parentheses: Consumer Discretionary (10.72%); Consumer Staples (11.60%); Energy (12.40%); Financials (13.08%); Health Care (11.70%); Industrials (10.63%); Information Technology (19.47%); Materials (3.52%); Telecommunication Services (3.09%); and Utilities (3.80%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the securities. The Index is owned and published by S&P.

The license agreement between S&P and Royal Bank of Canada provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Royal Bank of Canada or the securities. S&P has no obligation to take the needs of Royal Bank of Canada or the owners of the securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securitiess.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®" are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Royal Bank of Canada. The securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the securities.

Historical Closing Levels of the Index

Since its inception, the level of the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the common stocks underlying the Index will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual levels of the Index at or near maturity of the securities may bear little relation to the historical levels shown below.

The following table sets forth the published quarterly high, low and quarter end closing level of the Index for the period from January 1, 2001 through November 29, 2011. This historical data on the Index is not indicative of the future level of the Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Period-End Closing Levels of the Index

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

1/1/2001	3/31/2001	1,383.37	1,081.19	1,160.33
4/1/2001	6/30/2001	1,315.93	1,091.99	1,224.42
7/1/2001	9/30/2001	1,239.78	944.75	1,040.95
10/1/2001	12/31/2001	1,173.62	1,026.76	1,148.08
				,
1/1/2002	3/31/2002	1,176.97	1,074.36	1,147.39
4/1/2002	6/30/2002	1,147.84	952.92	989.81
7/1/2002	9/30/2002	994.46	775.68	815.28
10/1/2002	12/31/2002	954.28	768.63	879.82

1/1/2003	3/31/2003	935.05	788.90	848.18
4/1/2003	6/30/2003	1,011.66	858.48	974.50
7/1/2003	9/30/2003	1,039.58	965.46	995.97
10/1/2003	12/31/2003	1,111.92	1,018.22	1,111.92

1/1/2004	3/31/2004	1,157.76	1,091.33	1,126.21
4/1/2004	6/30/2004	1,150.57	1,084.10	1,140.84
7/1/2004	9/30/2004	1,129.30	1,063.23	1,114.58
10/1/2004	12/31/2004	1,213.55	1,094.81	1,211.92

1/1/2005	3/31/2005	1,225.31	1,163.75	1,180.59
4/1/2005	6/30/2005	1,216.96	1,137.50	1,191.33
7/1/2005	9/30/2005	1,245.04	1,194.44	1,228.81
10/1/2005	12/30/2005	1,272.74	1,176.84	1,248.29

1/1/2006	3/31/2006	1,307.25	1,254.78	1,294.83
4/1/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/1/2006	9/29/2006	1,339.15	1,234.49	1,335.85
10/1/2006	12/29/2006	1,427.09	1,331.32	1,418.30

1/1/2007	3/30/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/29/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/28/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36

1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25

1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10

1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64

1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	11/29/2011	1,285.09	1,099.23	1,195.19

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the security) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Index could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the Code), or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat a security, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

We have hedged our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and one or more of our affiliates and we may in the future adjust our hedge. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors—Hedging transactions may affect the return on the securities”, “—The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “—Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC (WFAN) or certain securities dealers at such price, less a selling concession of $22.50 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

The underwriting discount and commission and the structuring and development costs total $41.52 per $1,000 in principal amount of the securities.  In addition to any selling concession paid to WFA, WFA will also receive $0.95 of the structuring and development costs discussed on the cover page hereof for each $1,000 of the securities that it sells.

The public offering price of the securities includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We have hedged our obligations through an affiliate of Wells Fargo Securities, LLC and one of our affiliates. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-29.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Those sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.